Event ID: 1406545
Culture: en-US
Event Name: Q3 2006 Quanta Capital Holdings Ltd. Earnings Conference Call
Event Date: 2006-11-08T14:00:00 UTC

******************************************************
Notes:
Co., Inc.; Analyst
P: Ron Bobman; Capital Returns; Analyst
P: Dennis Clark; QVT Financial; Analyst
P: Michael Specter; Scoggin Capital; Analyst

******************************************************

C: Lisa Baumgartner; Quanta Capital Holdings;
C: James J. Ritchie; Quanta Capital Holdings; Executive Chairman
C: Peter D. Johnson; Quanta Capital Holdings; President, CEO
C: Jonathan J.R. Dodd; Quanta Capital Holdings; CFO
P: Kenneth G. Billingsley; BB & T; Analyst
P: Randy Binner; Friedman, Billings, Ramsey & Co., Inc.; Analyst
P: Ron Bobman; Capital Returns; Analyst
P: Dennis Clark; QVT Financial; Analyst
P: Michael Specter; Scoggin Capital; Analyst
P: Operator;

+++ Presentation

Operator: Ladies and gentlemen, welcome to the Quanta Capital Holdings third quarter results conference call. [Operator Instructions] As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the call over to Lisa Baumgartner of Quanta. Please proceed, ma'am.

Lisa Baumgartner: Good morning, everyone. Thank you for joining us today to review Quanta's third quarter results. Leading today's call are Jim Ritchie, our
Executive Chairman; Peter Johnson, our President and Chief Executive Officer;
and Jonathan Dodd, our Chief Financial Officer.

Our third quarter earnings release was issued yesterday and our Form 10Q is expected to be filed with the Securities and Exchange Commission tomorrow. We have also posted our third quarter financial supplement on our web site. Both can be accessed through the investor information section of the Quanta web site at www.quantaholdings.com.

A replay of this call will also be available today from 11:00 a.m. Eastern until
November 15th at midnight, Eastern Standard Time. The toll-free number for the replay is 888-286-8010 and the international number is 617-801-6888. The pass code to be used for both dial-in numbers is 82332797. Before we begin, I'd like to note that this conference call

contains forward-looking statements including statements regarding the company's performance and other statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on our estimates and assumptions and are subject to a number of risks, uncertainties, and other factors beyond the company's control, which may cause material differences in actual results. These risk factors are detailed in Quanta's annual report on Form 10K and its other filings with the SEC. We do not intend to update these forward-looking statements.

I would now like to turn the call over to Jim Ritchie, our Executive Chairman.

James J. Ritchie: Thank you, Lisa. The third quarter saw a number of developments at Quanta that I'd like to highlight for you today. Afterwards,
Peter Johnson, our new CEO, will update you on the status of our run-off activities and Jonathan Dodd will discuss our balance sheet and third quarter earnings.

But before that, let me discuss the important steps we have taken recently that position Quanta to pursue a self-managed runoff of our insurance and reinsurance operations other than our Lloyd's syndicate. As a reminder, the syndicate remains in business and has recently announced we are taking key steps to strengthen its position going forward.

Toward the end of the third quarter, our financial advisors, JPMorgan and FBR, concluded their engagements. While their work generated a fair amount of interest in our company, it became clear to us that the best opportunity to preserve value for shareholders was through a self-managed runoff strategy for our Bermuda and U.S. insurance companies, along with Quanta Europe.

We also concluded that the best shareholder outcome would be achieved by continuing to support the ongoing underwriting activities of Lloyd's Syndicate
4000 at a minimum through the 2007, 2008, and 2009 underwriting years. To assure we have the best possible leadership driving our runoff activities, the board has hired Peter Johnson as Quanta's President and Chief Executive Officer. In
this position, Peter's goal is to bring the capital that was deployed in our insurance companies back to the holding company quickly. Peter comes to us with a very impressive career in runoff management and claims, specifically at the
Home Insurance company Peter led the largest runoff in U.S. history. Other experience includes Chairman and Chief Executive roles at companies such as Risk
Enterprise Management Limited, Claims Management Group Limited, and IRisc, Inc.,
all of which specialized in running off insurance books of business. We believe
Peter's experience and leadership will be very important as he engages in his role as we move forward.

Peter obviously fills the role previously held by Bob Lippincott, and I want to take a moment to thank Bob for the excellent job he did as Quanta's interim CEO.
When put to the test, he proved to be an excellent insurance technician and a highly dedicated member of the board of directors. Remember, Bob left his seat as an independent non-executive member of our board, and I might add a somewhat successful retiree, fisherman and

golfer, to return from Florida to take Quanta's helm at its most critical time of need. Quanta's shareholders, board of directors, and employees have been fortunate to have a director with Bob's level and experience and dedication.
Fortunately, he's not completely off the hook. Bob will continue as a member of our board of directors and will assist me as Deputy Chairman and member of our executive committee.

Turning to the business developments during the third quarter, we continue to execute key transactions that streamline our operations and allow for greater capital preservation as we carry out our strategy. The first was the sale of our environmental consulting business, ESC, in mid-September to WSP Environmental
Holdings. Although the sale of this asset at around its tangible book value isn't a bad outcome, the real benefit from this transaction is the enhanced focus it provides the company and management as we work to execute the runoff.
ESC, like our investment in Lloyd's, was held by one of Quanta's downstream regulated insurance companies. As a result, the proceeds from this sale are not readily available to the holding company.

We also successfully renegotiated our credit facility in late October. We have been asked a number of times why a company at Quanta's stage has the need for a credit facility. The simple explanation is that it is the most economical way to comply with our obligations to policy holders. Remember, the terms of our insurance contracts require us to make letters of credit or other collateral available to support our gross claims obligations.

We currently have approximately $190 million of fully collateralized letters outstanding. Jonathan did an excellent job of attracting new bankers and renegotiating the terms of our facility assuring its long-term availability to
us. The facility enables us to minimize the risk of undesirable drawdown of the letters of credit. It also removes the prohibition from paying dividends on our
Series A preferred stock. While the board has not yet made its determination regarding potential payment of preferred dividends, the new facility does not restrict us from doing so. We caution that any dividend payment will most likely be predicated on the return of sufficient funds to the holding company from our insurance companies. This is an uncertain regulatory process that could take quite some time.

Before I conclude my remarks with a few comments on Lloyd's, I would be remiss if I failed to mention our expense structure. Obviously, our expenses are not yet in line with the needs of the company as we pursue a self-managed runoff.
Peter shares my concern that the runoff rate of the company spending must quickly come down to a level that enables us to offset it with our investment returns. I believe Peter has the knowledge and experience to know where and how to cut costs without jeopardizing our ability to be successful in the key runoff activities of policy servicing, claims, collections, and of course regulatory reporting. Our previously announced headcount reduction and auditor change give
Peter some tail wind, but clearly much more is needed.

Now on to Lloyd's. I'd like to take a few moments to explain our rationale behind the decision to continue supporting the ongoing operation of Lloyd's
Syndicate 4000 while placing the remainder of our businesses into runoff.
Quanta, through its Bermuda regulated company, Quanta Reinsurance Limited, had placed over $100 million of funds

at Lloyd's. This provided Syndicate 4000 with its sole underwriting capacity since its start up at the end of 2004. This level of funding would have enabled the Syndicate to write more than $125 million of premiums in 2006.

However, because the ratings difficulties faced by the other Quanta insurance companies created uncertainty in the Lloyd's marketplace, the Syndicate was unable to utilize a large portion of its capacity during 2006. A consequence of this shortfall is a high combined ratio adversely affected by fixed costs for reinsurance protection, operating expenses, and overhead. As these circumstances develop, we evaluated our options with respect to the Syndicate. We determined however, that any effort to withdraw our funds or sell our position in the
Syndicate at this early stage of development of its book of business without an operating track record or third-party capital support would unfortunately cause us to incur a significant exit cost. We felt that incurring such a cost at a time when the funds would still be lodged in our Bermuda regulated company would have been unreasonable.

Incurring a significant exit cost also would have been unreasonable, because we believe we have attracted a strong underwriting team to Syndicate 4000 that is capable of producing favorable returns. As a reminder, the Syndicate writes professional liability insurance, primarily Fidelity & Crime to European financial services institutions, along with other specialty classes of reinsurance. Although the Syndicate's production was adversely impacted in 2005 and again in 2006, we believe we have been able to produce attractive business at favorable terms and conditions. By the way, the Syndicate does not write property and catastrophe reinsurance, or marine and aviation reinsurance. These are the lines that suffered the most from the 2004 and 2005 hurricanes and contributed the most to our disappointing results during those times.

In order to preserve or perhaps even grow our investment in Lloyd's, we have committed Quanta's financial support to the Syndicate's 2007, 2008 and 2009 underwriting years and agreed to facilitate the formation of an independent managing agency that will provide administrative support to the Syndicate. Our goal will be to use this managing agency and capital attracted from third parties to make the Syndicate self-sufficient by the end of the 2009 underwriting year.

The agreement we signed recently with Chaucer and the Syndicate 4000 underwriting management team is designed to do just that. Chaucer is a major participant in the Lloyd's and United Kingdom insurance markets. They bring strength and market expertise to the equation serving as a stabilizing force for
Syndicate 4000 and helping to ensure that the syndicate maintains a long-term presence in the Lloyd's market.

Together with Chaucer and the Syndicate 4000 management team, we are in the process of forming the Pembroke managing agency. In the past, Chaucer assisted
Syndicate 4000 on a fee-for-service basis. Going forward, Chaucer will build that capability within Pembroke. They will also add capital diversity and independence to Syndicate 4000 and as a vested business partner. The completion of the transaction at this point is pending final regulatory approvals.

In closing, during the third quarter we took a number of significant steps to position the company to begin executing the runoff. We're ready to get that process into full gear now, but I would caution again, and it is a long row, and we have much work ahead of us. With that said, we have a proven leader in place to execute the plan and manage this complex process, and I want to assure all of you that it is a process that will be very shareholder-focused.

With that, I'm sure you'd like to hear from Peter.

Peter D. Johnson: Thank you, Jim, and good morning to everyone. This is my first quarterly conference call, and I'll start by saying that I'm glad to be here and
I look forward to the challenge of leading Quanta's runoff efforts.

As Jim noted, a runoff is a long-term process and one that takes careful planning and strict adherence to the core strategy to ensure a successful outcome. It will take patience on all of our parts, but our goals and objectives are certainly obtainable. If I didn't believe that, I wouldn't be here.

Some of my first concerns as CEO were to assign management ownership to every significant function within the company, which has been done and to help finalize Quanta's runoff plan that will serve as the framework of this process as we move forward. This plan includes the strategies we will use to manage our remaining books of business, the personnel structure needed to carry out those strategies, and the budget associated with the runoff. It lays out the steps we plan to take in the months and years ahead to transition our remaining insurance operations and to begin to return funds to the holding company. The plan is being refined and should be before the board shortly.

We have filed withdrawal or runoff plans in those jurisdictions in which we have insurance licenses as required. These include Bermuda, Indiana, Colorado, and the Republic of Ireland. The withdrawal plans include existing policy obligations, claims reported, claims anticipated to be reported, and the liquidity and capital resources that we have in place should adverse deviation occur in any of our estimates. This alone is a long-term process that will require frequent updates that are relevant to insurance commissioners. It is important to note that we will need to render those updates for as long as we have policies providing current coverage. And because we have written policies with ten-year terms, this period could be as long as ten years with claims exposures that could extend thereafter.

In the meantime, we are doing everything in our power to properly position the company and its operations for runoff. At the same time, there is plenty of opportunity for volatility. As I said, many of our books of business carry long-term, multi-year obligations including our environmental business and the warranty portion of our HBW book of business.

Also, we still carry policies in our marine reinsurance book and technical risk property books that hold meaningful catastrophic exposures, including exposures to hurricanes, earthquakes and other natural perils. These are all contributors to the runoff lengthy time horizon and have the potential for unexpected development.

As we implement the runoff plan going forward, we will evaluate transactions such as novations and portfolio transfers, as well as policy cancellations and commutations, all of which will serve as a critical means to preserving our capital. Part of this effort is already underway. We are currently pursuing initiatives within our environmental business to reduce the longevity or tail of our long-term policies, some of which expose the company to offsets up to $25 million for terms as long as ten years. We also have reinsurance agreements in place with most of our HBW line limiting our loss exposure.

I would now like to briefly discuss our expense structure. Expense reduction is obviously an important part of any insurance runoff, and rest assured that we are carefully examining the company's expense structure within the formal runoff plan. We need to aggressively tackle our expense reduction initiatives to appropriately reflect a company of our size and direction, but it must be done right and within the parameters of our plan.

Head count is obviously a big piece of this as salaries and benefits make up a substantial portion of our costs. At the end of the third quarter, our head count, excluding Lloyds, was 85 down from 183 people at the beginning of 2006.
You might ask why so many people are required to runoff the company. The answer is that we still remain in the early stages of what is likely to be a very long runoff. The scope of our existing business involves servicing more than 8,000 policies remaining in force, collecting over $40 million dollars of insurance and reinsurance premiums still due, and disposing of in excess of $600 million in claims, of which we believe approximately 80 percent of that amount have yet to be reported to us.

Following payment of claims, we will need to collect an estimated $200 million from our reinsurance carriers over time. We are actively managing headcount to meet the needs of our existing policies, as well as the need of the runoffs and we currently intend to provide more granularity on our long-term head count expectations following the completion of the formal runoff plan.

That concludes my remarks and with that, I turn the call over to Jonathan.

Jonathan J. R. Dodd: Thank you, Peter. Good morning, everyone. Before I speak about our quarterly results, I would like to spend some time talking about liquidity and capital, which are very important to us. We ended the period with total capital including our pooled trust preferred debt and our Series A preferred shares of $472 million and investment assets in cash of approximately
$978 million. As you know, substantially all of our capital is located in our regulated operating companies that are stacked underneath our Bermuda reinsurance company, Quanta Reinsurance Limited, with a small amount of $21 million held in Quanta Europe. The release of this capital to a holding company will be subject to the receipt of permission from our regulators in either
Bermuda or Ireland.

Of the capital stacked underneath Quanta Reinsurance in Bermuda, $109 million is held by operations in Lloyd's and $106 million are held in our U.S. group of insurance companies, which as you know are also stacked.

Jim has already discussed our plans for Lloyd's. The release of funds to Bermuda from the U.S. group will require approval from our regulators in Indiana,
Colorado, and from Bermuda. Similarly, substantially all of our investment funds of $978 million are held by our operating companies with very little of these funds being held by the holding company. Approximately $697 million of our funds are restricted or pledged to collateralize (1) our LOC facility and trusts that support our policy obligations and (2) our funds at Lloyd's.

We should remember that this collateral supports our gross obligations to our policyholders. When calculating the amount of security that we need to provide to our policyholders, we cannot take credit for purchase reinsurance. Of our unrestricted funds of $281 million, approximately $28.5 million is held at
Quanta Reinsurance Limited in Bermuda and $24 million is held by Quanta Europe.
Substantially all of the remainder is held by our U.S. subsidiaries stacked below Quanta Reinsurance.

As you can see, at this time we have very little liquidity both at the holding company level and immediately below the holding company. As a result, the amount of unrestricted funds that would be available for distribution from Bermuda to our holding company following regulatory approval is very low. In order to position ourselves for ultimate returns to our shareholders, we will need to not only work with our regulators in making capital available for distribution, but also ensure that liquidity is available to make those distributions.

Naturally, as we settle our gross obligations to our policyholders and receive cash recoveries from our reinsurers, our restricted funds are expected to free up over time.

Of course, the largest use of our funds is to pay claims. Our gross loss reserves at the end of the third quarter was $619 million compared to gross loss reserves of $630 at the end of the second quarter. Of the $619 million, approximately 24% is in the form of case reserves, the claims that have been reported to us, while the remaining 76% is in the form of reserves for claims that we believe have been incurred but have not yet been reported to us and it can take years for claims to be reported. Approximately 30% of the $619 million of gross loss reserves are for claims in short tail lines, for example, property and marine businesses. That is, we believe they may be paid within the next 24 months or so. The balance, approximately 70% of gross loss reserves, is in long tail lines, which have claim payment periods that extend out ten years and beyond, for example, environmental liability and HBW casualty and warranty.

Our selected ultimate gross loss ratios in the third quarter have remained largely unchanged from those in the second quarter. We still see, however, the potential for additional losses arising from our continued exposures to natural catastrophe events, such as wind and earthquake, particularly in our marine reinsurance, technical risk property

portfolio, and the builders' risk portion of our program business. Of course, we also have exposure to large losses arising through fire, pollution or other damage to properties that are insured by us. Because many of our property policies provide coverage for up to ten years, these exposures will continue for a long period of time. As a result, we expect that the long tail of our loss payments and policy periods, as well as potential volatility will continue to impact our reported results for years to come.

As you know, in order to mitigate this impact and to free up our restricted funds, we are pursuing cancellations and commutations of our in-force policies.
We are also pursuing portfolio transfer opportunities for those policies with long duration. However, the timing and the substance of such transactions is inherently unpredictable, if possible at all. This is because the success of these transactions is entirely reliant on the willingness of third parties to contract with us on terms that are acceptable to us.

As a result of those efforts during the third quarter we returned approximately
$33 million of premiums back to our clients. These returns are the principal cause of our negative net-written premiums for the quarter.

Now turning to our results, I'd like to note a couple of presentational items.
First, I will mention continuing operation. On September the 15th we sold ESC.
In accordance with statements of Financial Accounting Standard number 144, we have reclassified the results of operations related to ESC to discontinued
operations for all periods presented. The second presentational item is the change in our reportable segments. We have removed the results of Lloyd's from our old specialty insurance segment and created a new reportable segment specific to Lloyd's. Our other segments have been renamed specialty insurance runoff and specialty reinsurance runoff. Finally, our technical services segment now only contains two environmental liability assumption programs.

With those two presentational items noted, let's now turn our attention to net income in the quarter. For the third quarter our net income from continuing operations was $3.3 million or $0.04 per diluted share. Due to our runoff status, it is not comparable to last year's net loss for continuing operations of $1.06 per diluted share in the third quarter of '05 nor is it indicative of future results.

Our book value per diluted share increased by $0.16 in the quarter to $4.79 as of September 30, '06. Our tangible book value per diluted share was $4.67. The third quarter results were driven primarily by the earning of premium in both our runoff segments and in Lloyd's, and also by our investment income. They were slightly better than we would have expected primarily for the following four reasons.

Firstly, we recognized net gains on sale of our investment securities of approximately $900,000. Secondly, we reduced our severance provisions by approximately $900,000 that reflect savings associated with voluntary resignations from several employees. Thirdly, the sale of ESC for total consideration of $12.5 million resulted in a net gain of approximately $700,000.

And finally, we recognize approximately $600,000 in profit on policy commutation. We generated total net premiums earned of $49.2 million in the third quarter of which $33.7 million was from our runoff segments and 15.5 from our Lloyd's segment. We expect the earned premiums from our runoff segments to continue to trend downwards in future periods as the policy periods expire.

Our investment portfolio generated net investment income of $12.8 million in the quarter representing a yield on average book value of 5.3%.

Moving to Lloyd's, the Syndicate generated gross and net written premiums of
$22.1 million and $12.4 million in the third quarter of '06. This is compared to
$12.5 million and $8.2 million in the third quarter of '05. The vast majority of our gross premium in Lloyd's was written in its professional liability line.

Our average selected ultimate gross loss ratio for the third quarter of Lloyd's remain comparable with year-end '05 levels at around 70%. Although Lloyd's is the only ongoing business in our portfolio, we do continue to see some limited activity in our HBW program and to a lesser extent in our other insurance line as our clients continue the process of moving their business to other carriers.
As expected, you will notice that we continue to return more premiums than we are writing in our runoff segments, and this trend will continue.

One remaining component of our third quarter results that I would like to cover is our general and administrative expenses which were $20.6 million, down from
$30.7 million in a year-ago period. We continue to identify and execute on opportunities to bring down G&A expenses, but as expected the rate of decline in some areas has been slow. We had originally invested significant resources in our infrastructure and personnel and we are now reducing overhead in an orderly fashion in line with the runoff needs of our business.

With our bankers activities concluded and actions, such as the sale of ESC complete, we are now moving firmly into the runoff phase and significant G&A reduction is part of the plan. Of the $20.6 million in G&A expense in the third quarter, $8.9 million was personnel related. The remaining $11.7 million consist of the following. Lloyd's agency costs of $1.6 million, office lease costs of
$1.5, professional fees related to the board's review of strategic alternative of $1.7 million, and other professional and legal fees of $2.1 million, audit and 404 costs of $1.5 million, and provisions for potential non-collectible premiums of $1.3 million, and finally, information technology and other costs of approximately $2 million.

With regards to our office space, we have consolidated our Bermuda offices, have now moved our Dublin operations into a smaller space, and are pursuing relocation of our New York office, but this will also take time.

Before I end with a few words about our credit facility, I want to point out a change in the consolidated balance sheet that was part of the earnings release and financial supplement

that we issued last night. On page six of the earnings release of September 30,
2006, you will notice we have premiums receivable of $46,580,000 and other assets of $37,609,000. These numbers should be changed to premiums receivables of $39,077,000 and other assets of $45,112,000. All other information contained in the earnings release remains unchanged.

Having made that clarification, let's talk about our credit facility. As we said before, we maintained very little liquidity or capital at our holding company.
Over time, our goal is to return funds to our holding company, which is a long and complex process requiring the involvement of and ultimately the approval from our regulators.

We have substantial policy obligations that we must support and one of the most efficient means of supporting those obligations is through our credit facility and Jim covered the rationale behind the new facility that we have just signed now. As a reminder, the new facility is for $240 million and carries a three-year term. Currently we are using approximately $190 million of the facility. It is important to point out that as we transition our existing letters of credit to our new credit facility we are required to pledge a substantial amount of additional funds during this transition period. These additional pledges are temporarily further straining our liquidity.

Although we expect the utilization of the facility, the decline over time as we pay claims many of our policies that require letters of credit are long tail in nature and, therefore, we will need to have the facility in place for several years to come. Naturally, if we are able to successfully cancel, commute or transfer policies that require LOCs, this is expected to reduce the period of time and to result in the release of our restricted funds in our operating companies.

And that concludes my remarks today and we'll now open for Q and A. Thank you.

+++ q-and-a
Operator: [OPERATOR INSTRUCTIONS.] Our first question will be from the line of Kenneth Billingsley of BB&T. Please proceed.

Kenneth G. Billingsley: Good morning.

James J. Ritchie: Good morning, Ken.

Kenneth G. Billingsley: I just want to a few questions looking at Lloyd's and the business out there. What type of net premiums written are you expecting to see going forward? I saw that it was about like $12 million for the quarter. How are you expecting that to trend given the original expectations? I guess we could have done $125 million at some point. I imagine that's been scaled back.

James J. Ritchie: Well, I don't want to make predictions or forecasts on what the premiums would look like. I see no reason that the Syndicate could not produce up to its full capacity over a reasonable period of time.

Kenneth G. Billingsley: A comment was made that by 2009 that Lloyd's would be self-sufficient. Does that require operating at full capacity?

James J. Ritchie: No, it actually doesn't. Although, Ken, I would hope that it would operate at full capacity prior to that. By being self-sufficient, what I mean is that it will have a dedicated managing agency able to provide the administrative and operational support, and that is the function of the Pembroke agency that we're in the process of forming.

Kenneth G. Billingsley: Okay. In cancellations is there expected trend of this level to continue over the next few quarters or have we seen a bulk impact this quarter? Is there any way you can guide us on that?

Jonathan J. R. Dodd: I can. How are you? It's Jonathan.

Kenneth G. Billingsley: Hi, Jonathan.

Jonathan J. R. Dodd: It's hard to put a trend. I would hate to put a trend to
it. As I said earlier in my remarks, a lot is predicated on negotiation and discussion with clients. Clearly, we are pursuing them and working with clients and seeking to cancel, commute or transfer policies wherever we can. I think we will see more of them. I can't give you any idea of trend, though.

Kenneth G. Billingsley: And the commutations flow through that, correct?

Jonathan J. R. Dodd: Right.

Kenneth G. Billingsley: Okay. And last question, just on the Lloyd's business can you talk about the business that is being written at Lloyd's just maybe if you are you feeling that there's any adverse selection going on and with only a public commitment till 2009 if that might put pressure on the ability to write business, getting late in 2008 and 2009?

James J. Ritchie: Yeah, let me dissect the answer a little bit and sort of do the last part first. What we anticipate doing over the next few years is actually diversifying the capital base. That means we will be out seeking capital partners so that we would actually see the longevity prospects for the
Syndicate improving over that time because of the existence of multiple capital providers.

Regarding your question on underwriting quality, the business that the Syndicate participates in is done in conjunction with other insurance companies, who will participate on the slip with us. We are sometimes the lead, unfortunately over the past quarter not as often as we would like to be, so very often we're following other

syndicates. We think the likelihood of being adverse selected against in that scenario is reasonably low.

Also, Chaucer, ourselves, and in fact Lloyd's provides underwriting oversight that give us an additional level of assurance that the quality of the book of business is what we intend it to be.

Kenneth G. Billingsley: And last question and I'll requeue, I believe, Jonathan, you were going through the points that make up the $20.6 million G&A expense.

Jonathan J. R. Dodd: Yes, Ken.

Kenneth G. Billingsley: And I believe the first one was 8.9 related to personnel.

Jonathan J. R. Dodd: Um-hum.

Kenneth G. Billingsley: What was the second one? I missed that one.

Jonathan J. R. Dodd: We had personnel of 8.9. Lloyd's related agency costs of
1.6. I think that was the second one. And we had lease cost office lease costs of 1.5.

Kenneth G. Billingsley: Oh, very good. Well, thank you very much. I'll requeue.

Jonathan J. R. Dodd: Thanks, Ken.

Operator: Our next question is from the line of Bijan Moazami of Friedman
Billings Ramsey. Please proceed.

Randy Binner: Hi, everyone. It's Randy Benner for Bijan. Just wanted to follow-up a little more on Lloyd's. You had mentioned that the Syndicate is unable to use all of its capital. I was wondering if there's any way to quantify this and to maybe indicate when more capital could be utilized to get to a better combined ratio and then I'm going to follow-up on that.

James J. Ritchie: Well, Randy, I mean, I don't really have a lot more to add to that to the answer other than what I gave Ken, which is that I indicated to you how much premium the Syndicate is able to write based upon its capacity and that would be a number north of $125 million. The question of how long it will take to fully utilize that capacity is one that I can't answer.

Randy Binner: Okay. Fair enough. And I knew that would be difficult to answer.
Maybe from another angle. Can it be assumed that Chaucer and Pembroke are aware of those constraints and have an understanding of what eventual, I guess, fully leveraged profitability would be?

James J. Ritchie: Yes.

Randy Binner: Okay. Another question on the preferred dividend, and I realize this might may be difficult to answer but, you know, it seems you left the door open to the board looking at this, but it would require capital return to the
Holding Company. Is there any way to at least talk through how long that might take because I know that's an issue that's on the mind of a lot of investors.

James J. Ritchie: I do appreciate the question, Randy, and I know you appreciate the difficulty of answering it. When it comes to seeking funds from regulated insurance companies, we really are at the hands of the regulators. We meet with them frequently. We provide them with lots of information. We create an open dialogue and a responsive dialogue with them. The act of actually permitting us to flow dividends upstream requires an action on their part. I cannot predict the time it will take regulators to act.

Randy Binner: Okay. Fair enough. I have a few more questions, but I'll requeue as well. Thank you.

Operator: Our next question is from the line of Ron Bobman of Capital Returns.
Please proceed.

Ron Bobman: Hi. Good morning. I've got a few questions. If you get tired of me, you can bump me and I'll requeue. In no particular order,

The Lloyd's Syndicate's combined ratio for last year '05, could you give us that, please?

Jonathan J. R. Dodd: Ron, I can give you the nine-month number. I don't have the year end '05 at hand. The nine-month number and the September 30, '05 that the fully loaded, if you will, combined ratio at 134.3%.

Ron Bobman: Okay. And so shall I presume that the full year number isn't drastically different than that?

Jonathan J. R. Dodd: I don't know, Ron.

Ron Bobman: All right. The creation of the Pembroke agency, your interest in that agency will that be held by Quanta Holding Company or would that be held by one of the downstream subs?

James J. Ritchie: Ron, to the best of my recollection, that will be held by the holding company.

Ron Bobman: Okay. And then I think when you put the first press release out discussing the plan for Pembroke it looked like there'd be some management ownership, some Chaucer ownership. What's the expected Quanta ownership interest in that managing agency once signed and sealed and consummated?

James J. Ritchie: About 15%.

Ron Bobman: Okay. Then I had some questions about Peter's sort of comp plan. You provide the details and the salary, the bonus, the stock option grant. And I guess there's a long-term incentive comp plan that's being drafted or going to be reviewed by the board. What are sort of the fundamental drivers of payouts on that comp plan? Could you give us some insight there please?

James J. Ritchie: Yeah, I can, Ron. Let me give you my perspective sort of on the situation if it helps. First, an insurance company is like a bomb in my opinion. It requires more skill to dismantle than it does to build, and it was very important at this phase in our life that we get a very skilled individual to guide that runoff. We're putting the finishing touches on a long-term incentive plan for Peter and in fact a couple of a few other members of the management team that will be key to executing the runoff. The basic architecture of the plan stipulates that there will be no long-term incentive award until a certain threshold amount has been returned to the holding company and made available to the shareholders.

We recognize that it's important that we retain key management through the runoff process, but it is doubly important that management's incentives be in line with those of the shareholders throughout the runoff. Details of the plan are still being worked by the compensation committee's external advisors and are in the process of going before the board for final approval.

Ron Bobman: And could you give us a sense could you you've got specifics on the number of options that were granted of late and the salaries and bonus. What order of magnitude or opportunity the long-term plan represents an executive to earn relative to the balance of his comp? Is it an incremental 10%? It is an incremental 70%?

James J. Ritchie: Let me answer it this way. Enough to incent Peter to be here.

Ron Bobman: Well, frankly I thought the million...

James J. Ritchie: So at this point I can't go further at this point.

Ron Bobman: Okay. And when will we hear about that? When do you think that will be completed, another 30 days?

James J. Ritchie: It won't be long. I don't want to make a prediction on how long it will take to get everything pulled together.

Ron Bobman: Okay. And in the initial I don't know if it's initial, but the stock option grant that was part of Peter's joining the company, is that contemplated to be sort of there'll be an annual opportunity for him to get more options or is that of that order of magnitude or is that supposed to be a substantial amount and we won't see amounts of that size going forward?

James J. Ritchie: I saw that as part of the incentive to bring Peter on board.
We do not have a program of making regular stock option awards.

Ron Bobman: Okay. Peter, here's a question for you. I know you haven't been on board that long. I think you came in September. I'm not sure how much sort of diligence you did before, but I was curious to know how much work you've done so far looking at the runoff reserves and reaching some I mean, not a conclusion, but some estimation as to your belief that they're adequate or you still need to do a lot more work or a little bit more work to pass judgment on them.

Peter D. Johnson: Hi, Ron. I have spent a lot of time looking at all aspects of the company. I have spent including a fair amount of time talking with our actuarial personnel with regards to the reserves and I would just say that I'm content with their picks at the current time. And as we talked about we still have volatility that we're worried about and trying to get our arms around, but as I say, I'm content overall with the picks.

Operator: [Operator instructions.] Our next question is from the line of Dennis
Clark of QVT Financial.

Dennis Clark: Hi. I wanted to get a little bit more information about how you're going to collect your losses and loss adjustment expenses recoverable. Can you tell me what your plans are going forward, roughly when we can expect those to show up on the balance sheet in a more liquid form? Just a little more color would be great.

Jonathan J. R. Dodd: Hi, Dennis. I don't know if you have the end of page 16 of the financial supplements.

Dennis Clark: Yeah, I can see it.

Jonathan J. R. Dodd: You'll notice that on average the credit quality of the recovered portfolio is quite high.

Dennis Clark: Um-hum.

Jonathan J. R. Dodd: What's interesting is as we said earlier in the remarks the majority, indeed around 80% of our gross loss reserves are IBNR which translates to the majority of the reinsurance recoverable being also IBNR. As you know, we can't put those recoverables to our reinsurers until they actually become paid by us and then recoverable from them, so it is a little early to say.

We spend a lot of time looking through the portfolio getting information on these accounts, but it's overall it's a high credit quality. I look at this and
I think while all these companies are clearly able to pay us and we'll continue to work with them to assess their willingness, and we may use other tools like commuting our retro or our purchase

reinsurance contracts in the same way we commute our assumed obligations to ensure early settlement.

Dennis Clark: Okay. Do you have any kind of time scale more than ten years, less than ten years? What are you thinking here?

Jonathan J. R. Dodd: As we said earlier, we have short and long tail lines. We view the short tail lines within 24 months or so and then the long tail line can go out beyond ten years.

Dennis Clark: Okay. So all right, that's fine.

Operator: We have a follow-up question from the line of Ron Bobman of Capital
Returns.

Ron Bobman: Hi, thanks. Peter, I'm not sure if you touched on it or another prepared remarks, but I just want to make sure I understand. Are there actual policies with terms that extend ten years or are we talking about sort of claimed payout patterns or both, I guess is my question, that could have ten-plus year lives to them?

Peter D. Johnson: The answer, Ron, is yes to both. There are policy terms that extend out as long as ten years, especially in the environmental book of business and in the HBW book of business, the warranty portion. There are also claims payment patterns that extend out ten years and longer.

Ron Bobman: Um-hum. And so I guess the HBW, a homeowner bought a warranty for I guess a major appliances or stuff inside their house and if it breaks within ten years they've got coverage. Is that very crudely a description of a policy that the HBW program covered?

James J. Ritchie: Ron, crudely at that level of the coverage period, it's a major structural defect.

Ron Bobman: Okay.

James J. Ritchie: And it's not the major systems to our clients that's that far out.

Ron Bobman: Okay. And then the environmental policies, what can you give me a little bit of a description of a type of ten-year policy that was issued by the company?

Peter D. Johnson: Sure. For example, one of the types of business they wrote in the environmental, it's called a cost cap policy, which is a policy that is written to ensure that remediation of a known site does not go beyond a certain level. Essentially the property owner is responsible for the first X amount of the cleanup, and if over the years the cleanup amount exceeds that cost, then the insurance coverage comes in.

Ron Bobman: Okay.

Peter D. Johnson: And as you know, remediation on environmental sites can take five, ten years or longer to do and so you wouldn't expect that cap to be impacted until later in the term of the coverage.

Ron Bobman: Okay. And my last question is sort of public markets and costs. Is it viable and/or have you considered delisting the company's stock or throwing to the wind some of the ongoing operational requirements that are otherwise typically expended by companies that are sort of publicly traded, obviously not in runoff, whether it be sort of Sarbanes-Oxley compliant or other sort of costs along those lines?

James J. Ritchie: Yeah, Ron. I mean, we obviously have put aside costs related to promotion and branding and all of those kinds of things. When it comes to pure compliance costs, which would include Sarbanes-Oxley costs, listing costs, and the related listing requirements, we simply cannot fail to comply with them, given our shareholder base and our regulatory commitments.

Ron Bobman: Okay. Thanks for answering all my questions. Appreciate it.

Peter D. Johnson: Great, Ron. Thank you.

Operator: Our final question will be from the line of Michael Specter of Scoggin
Capital. Please proceed.

Michael Specter: Good morning. Good quarter. I just had a couple questions. On the net premiums earned, if I look at the three quarters of this year they went from 79.6 to 60.4 to 49.2. Is it fair to assume the trend going forward is like the last quarter was in a loss of about $11 million of net premiums earned? Is it fair to say that that's a trend that should continue going forward or should it level out at a certain point?

Jonathan J. R. Dodd: Mike, one comment on trends, but let's just talk about a couple of drivers in there. You mentioned the 49.2 this quarter. Fifteen and a half of that was from Lloyd's, and I think Jim already covered Lloyd's.

Michael Specter: Okay.

Jonathan J. R. Dodd: And expectations around Lloyd's. The remaining $33, $34 million is from the runoff segment. Naturally I expect at this point we're not writing any more business, even though the policy terms go out and in some cases up to ten years. The earning profile decreases over time, so you would expect the earned premium in runoff segments to decrease over time. And if we do commute full capital or transfer our capital portfolios, that would only accelerate that earning downwards trend.

Michael Specter: Okay. I mean, is there any sense of assuming that you don't commute or transfer policies that how quickly that it's going to go down by per quarter?

Jonathan J. R. Dodd: I won't give guidance on that.

Michael Specter: Okay.

Jonathan J. R. Dodd: One of our missions is to go out and, we said it, pursue cancellations and commutations.

Michael Specter: Okay.

Jonathan J. R. Dodd: So I don't want to put guidance out there that would indicate that we're not doing that.

Michael Specter: Okay. Is it fair to assume that when you broke out your SG&A, your non-personnel SG&A, the $1.7 million for the advisors to determine whether you guys are going to go into runoff or not, is it fair to assume that you should not be incurring any of those costs going forward?

Jonathan J. R. Dodd: That's a fair assumption.

Michael Specter: Okay. And another cost that you mentioned in the non-personnel
SG&A was your audit 404. Should the 1.5 should that go down now that you have new auditors? I'm assuming that they are cheaper than your previous Big Four auditors?

James J. Ritchie: We anticipate and expect that they will be, but we won't know until their final work is done.

Michael Specter: Okay. And just one other question. You mentioned before I think it was the last call that at some point you thought you could get down to personnel from where you currently are to about in the mid-30s as you've kind of finalized your runoff and you've mentioned that you thought you could do that maybe in a year or two. Is there any update on that?

Peter D. Johnson: There is no update at the present time, Michael. I have this is Peter speaking, as you know, I'm relatively new to the operation, and so I have asked for time to get through and make sure that I personally am satisfied as to what the count projections need to be to do what we need to do over the course of the year, and I just have not committed to that process yet.

Michael Specter: Fair enough. Good luck, you guys.

James J. Ritchie: Thank you very much.

Peter D. Johnson: Thank you.

James J. Ritchie: That does conclude today's call. I wanted to thank everybody for their participation. Have a good day.